Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO DUKE ROBOTICS CORP. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

[Translation from Hebrew]

Date: March 24, 2025

Subject: Collaboration Agreement dated January 29, 2021 (the “Agreement”)

It has been agreed between Duke Airborne Systems Ltd. (“Duke”) and Elbit to update the provisions of the Agreement, effective from the date of signing this document in accordance with and subject to the details in this letter below.

1.	Duke will be entitled to market the Product and/or System also for defense uses and/or for defense customers and/or para-defense customers (hereinafter collectively referred to as “Marketing to the Defense Market”), with marketing to the defense market by Duke being done on a case-by-case basis for opportunities to be agreed upon between the parties. Elbit already agrees that Duke may market to the following countries: [ ** ] , subject to G2G transactions in which the Israeli Ministry of Defense will be the lead (or as determined by it).

For the aforementioned purpose and in order to enable Duke to carry out marketing to the agreed opportunities in the defense market as stated: (1) At Duke’s request, Elbit will share and provide to Duke marketing materials, presentations, etc. regarding the Product and the System; (2) Elbit will provide to Duke an Elbit “Manufacturer’s Permit” regarding the relevant opportunity. Duke will be responsible for submitting an application for a marketing license in its name to the Defense Export Control Division (API) for the Product and System based on Elbit’s Manufacturer’s Permit and to actually obtain the required Marketing License. It is agreed that Elbit will assist Duke in obtaining the Marketing License and Duke will act in accordance with and subject to the terms of the Marketing License it receives, to the extent it is received.

2.	For the marketing activities to the defense market, Duke will be entitled to receive from Elbit a success fee of ( ** ] percent) [ ** ]% plus VAT (hereinafter - “Initiation Commission”) from the amount received by Elbit from each transaction concluded between Elbit and a customer or any other entity regarding which Duke has carried out marketing activities to the defense market (“Qualifying Transaction”). The Initiation Commission will be paid throughout the term of the Qualifying Transaction and from any amount actually received by Elbit in respect of a Qualifying Transaction as aforesaid. For the avoidance of doubt, it is hereby clarified that Duke’s entitlement to the Initiation Commission is in addition to its entitlement to Royalties set forth in the Agreement (including Appendix C to the Agreement) which will apply to, and be paid accordingly, also in respect of revenues from a Qualifying Transaction as aforesaid.

3.	Other than the foregoing, no other change shall apply to all other provisions of the Agreement which shall continue to apply to the parties without any change.

4.	All terms used in the Agreement which are not defined in this document shall have the meaning given to them in the Agreement, and in any case of conflict between the provisions of the Agreement and the provisions of this document, the provisions of this document shall prevail.

Respectfully

Duke Airborne Systems Ltd.

By:	/s/ Yossef Balucka	/S/ Erez Nachtomy
	Yossef Balucka, CEO	Erez Nachtomy, Director

April 2, 2025

We confirm our agreement to the contents of this document,

Elbit Systems Land Ltd.

By:	/s/ Yehuda Vered	/S/ Gal Raviv
	Yehuda Vered, CEO	Gal Raviv, VP